Exhibit 10.8

CONFIDENTIAL

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into and made effective by and between Harpoon Therapeutics, Inc., having its address at Suite 250, 4000 Shoreline Ct., South San Francisco, CA 94005 (“Company”), and William E Picht, Jr having an address at (“Consultant”). In consideration of the mutual promises and covenants contained herein, and intending to be legally bound, Company and Consultant agree as follows:

1.

SERVICES. Consultant shall perform the following [advisory and] consultative services for the Company and produce and deliver the following deliverables (the “Services”): financial consulting. Consultant will perform the Services in a professional manner, in accordance with industry standards, using its knowledge of current pharmaceutical industry practices and of national and international legal and regulatory requirements. In the performance of the Services hereunder, Consultant shall comply with all applicable laws, rules, regulations, guidelines and regulatory requirements, including without limitation, applicable privacy and protection of personal information laws and anti-fraud, anti-corruption and anti-bribery laws, Consultant’s duties under this Agreement may not be delegated or subcontracted without the express written permission by Company. To the extent applicable, Consultant will ensure that all of its employees and approved contractors performing Services on behalf of Consultant under this Agreement comply with the terms of this Agreement and are subject to the same obligations of confidentiality and non-use as Consultant under Section 6, and to assign any Inventions made by such employees and contractors to Consultant, so that Consultant is able to comply with its obligations under Section 5. All such obligations of Consultant’s employees and contractors shall be in writing. Consultant shall be responsible and liable for the performance and non-performance of the Services, and any breaches of this Agreement, by its employees and contractors.

2.

TERM. This Agreement shall be effective beginning on the last date that both parties have executed below. Agreement will terminate on March 15, 2019. Company and Consultant may renew this Agreement for six months starting March 16, 2019. If agreement is renewed, only the compensation in section 3a and 3b will be due to Consultant, no bonus payment under Section 3c will be payable for a second time, This Agreement may be terminated by Company or Consultant at any time and for any reason or no reason. Sections 4, 5, 6 and 12 will survive the termination or expiration of this Agreement. Termination of this Agreement shall not extinguish or affect any rights or obligations of either party accrued prior to and up to the effective date of termination, and subject to any limitations provided for in this Agreement, termination shall be in addition to, and not in lieu of, any other rights and remedies the terminating party may have under this Agreement, or at law or equity.

3.	COMPENSATION.

a)	Company shall pay Consultant at the rate of $250 per hour for the Services.

b)

If Consultant provides a minimum of 10 hours of Services per month, Consultant shall continue to vest his three outstanding stock option grants until the earlier of the termination of this agreement or when Consultant ceases to provide 10 hours of month of service.

c)

If Consultant provides a minimum of 10 hours of Services per month thru December 2018, the consultant will be eligible for a bonus payment of $59,096.00, for which Consultant shall invoice company in January 2019. If Company and Consultant renew this agreement in March 2019 as per section 2, this bonus payment is not again payable. The bonus payment is a one-time payment for Services provided between September 2018 and December 2018.

Consultant shall invoice Company monthly by email to AP@Harpoontx.com. Travel time for trips outside of the San Francisco Bay Area is billable; however, Consultant shall not bill more than 8 hours per day when traveling. Travel outside of the San Francisco Bay Area will be approved in advance by Company. Reasonable, documented travel expenses incurred while traveling at the request of Company will be reimbursed without mark up by Company. Reimbursable expenses should be submitted to Company separately from consulting fees. Other than the payment for Services and reimbursement for expenses expressly provided for in this Section 3, Consultant will receive no other remuneration resulting from or based upon the Services or any deliverables, products or other work product provided to Company.

4.

LIMITATION OF LIABILITY. Neither party shall be liable to the other party for special. indirect, incidental, consequential, exemplary or punitive damages of any nature (including without limitation, loss of profits or loss of use), for any reason, whether such liability is asserted on the basis of contract, tort, strict liability or otherwise, even if a party knew or should have known of the possibility of such losses or damages. This limitation on liability shall not apply with respect to Consultant’s breach of Consultant’s obligations under Section 6 (Confidentiality).

5.

INDEMNIFCATION. Consultant and Company previously executed an indemnification agreement on 27 April 2017, “Indemnification Agreement”. This parties agree that Consultant’s services provided under this Consulting Agreement will be included in and subject to the Indemnification Agreement.

6.

INTELLECTUAL PROPERTY RIGHTS. All ideas, information, recommendations, advice, inventions, improvements, discoveries, work product, deliverables, reports, results, documents, programs (including computer programs and source and object code) and data, in whatever form, whether patentable or not, that are made, conceived or reduced to practice by or on behalf of Consultant, whether alone or in conjunction with others, in the course of or as a result of the performance of Services hereunder (“Inventions”), together with all intellectual property rights therein including enforcement rights, shall become the sole property of Company upon their creation. Consultant shall promptly disclose any and all Inventions to Company in writing. Without additional consideration, Consultant hereby assigns to Company all right, title and interest in and to all Inventions, together with all intellectual property rights therein including enforcement rights, and shall cause any employees and contractors to do the same, Consultant agrees to assist Company. at Company’s expense, to execute any further documents and take all other steps that may be necessary or appropriate to confirm the assignment of inventions and to allow Company to obtain, maintain, or enforce patent or other intellectual property rights in any Inventions, including assisting with the preparation and prosecution of covering patent applications, and executing any documents necessary to assign title in such applications to Company. Company will compensate Consultant for its reasonable time spent to perform such activities at the same hourly rate payable for Services performed hereunder, and will reimburse any reasonable, documented out-of-pocket expenses incurred by Consultant to perform such activities during the term of this Agreement. No rights or licenses, including with respect to any Inventions or Confidential Information, or any other intellectual property rights of Company, are granted by Company to Consultant, whether by implication, estoppel or otherwise, and Company specifically reserves all such rights.

7.

CONFIDENTIALITY. All information in whatever form that (i) is disclosed or made available to Consultant by or on behalf of Company, or (ii) is obtained, generated, developed or prepared by or on behalf of Consultant as a result of performing Services under this Agreement (including Inventions) will be deemed to be “Confidential Information”. Confidential Information also includes any and all copies and derivations of and improvements on Confidential Information. Confidential Information is and shall remain solely owned by Company. Consultant agrees to keep all Confidential Information in confidence and will not disclose such Confidential Information to others or use it for the benefit of others or for Consultant’s own benefit, other than in providing Services to Company hereunder, without prior written permission of Company. Consultant shall not use any Confidential Information to apply for, secure or perfect any intellectual property rights. Such obligations of confidentiality and non-use shall terminate ten (10) years from the expiration or termination of this Agreement. Consultant shall not be obligated to maintain the confidentiality of Confidential Information if such information (a) is or becomes a matter of public knowledge through no fault of Consultant, (b) was rightfully in Consultant’s possession without obligations of confidentiality before receipt from the Company, as demonstrated by written records, or (c) is rightfully received by the Consultant from a third party without a duty of confidentiality, as demonstrated by written records. Consultant may disclose Confidential Information without violating the obligations of this Agreement to the extent that such disclosure is required by a valid order of a court or other governmental body having jurisdiction, or by applicable law or regulation; provided that, in each case, Consultant provides Company with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist Company in obtaining, a protective order, confidential treatment or other appropriate remedy preventing or limiting the disclosure and/or requiring that Confidential information so disclosed be used only for the purposes for which the order was issued or for which the law or regulation requires. Upon the expiration or termination of this Agreement, or at the Company’s request, Consultant shall return all Confidential Information to Company.

18 U.S.C. § 1833(b) Notice. Consultant acknowledges that Company hereby notifies Consultant that 18 U.S.C. § I 833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, Consultant understands and acknowledges that, notwithstanding anything to the contrary in this Agreement, Consultant has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Consultant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

8.

INDEPENDENT CONTRACTOR. Consultant’s relationship to Company shall be as an independent contractor and not as an employee. Under this Agreement, Consultant shall not be considered as having an employee status and shall not be entitled to participate in nor be eligible for any benefits accorded to Company’s employees. Consultant shall not bind Company in any way. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant shall be fully responsibility for applicable withholding taxes for all compensation paid to Consultant hereunder and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization including state worker’s compensation insurance coverage requirements and any US immigration visa requirements.

9.

VOLUNTARY AGREEMENT. Each party acknowledges that it has voluntarily entered into this Agreement, has had the opportunity to consult with an attorney with respect to this Agreement, and understands and agrees with the terms of this Agreement.

10.

ENTIRE AGREEMENT. This Agreement contains the complete statement of the agreement between the parties with regard to the consulting relationship and it supersedes all prior proposals or agreements, written or oral, between the parties. This Agreement cannot be modified or altered except by written documentation duly executed by both parties.

11.

DEBARMENT. Consultant certifies, represents and warrants that it has never been, and it will not employ, contract with, or retain any person or entity directly or indirectly to perform services hereunder if such a person or entity, as applicable, has ever been debarred by the FDA or any other regulatory authority under any governmental statute (including 21 USC Section 335a, as amended) or convicted of a crime for which a person or entity can be debarred under any governmental statute. If, during the term of this Agreement, Consultant or any other person or entity directly or indirectly performing services hereunder is debarred or convicted of a crime for which a person or entity can be debarred or, to Consultant’s knowledge, comes under investigation by the FDA or any other governmental agency for debarment, Consultant will immediately notify Company of same.

12.

NO CONFLICTS. Consultant represents and warrants that (i) Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement, (ii) Consultant’s performance under this Agreement will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement, (iii) Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of Services under this Agreement, without liability to such third parties, (iv) Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement, and (v) Consultant will not knowingly infringe upon or misappropriate any copyright, patent, trade secret or other intellectual property right of any former client, employer or third party in the performance of the Services under this Agreement. Notwithstanding the foregoing, Consultant agrees that Consultant shall not disclose to Company, or bundle with or incorporate into any of the Services, any third party confidential information or any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company.

13.

GOVERNING LAW. All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws of the State of California, without regard or giving effect to its or any other jurisdiction’s principles of conflicts of law.

14.

SEVERABILITY AND WAIVER. If any court of competent jurisdiction finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected. No failure or delay by either party in exercising any right or remedy under this Agreement shall constitute a waiver of such right, nor shall it prevent or restrict its further exercise.

Consultant:		Harpoon Therapeutics, Inc.

/s/ William E. Picht	12 Sept 2018	/s/ Gerald McMahon	9/12/18
	Date	Signature	Date

William E. Picht	Gerald McMahon
Printed Name	Printed Name